Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement Nos. 333-12747, 333-08990, 333-30304, 333-57970, 333-70238, 333-107835, 333-114243, 333-115596, 333-134808, and 333-159294 on Form S-8 of our reports on our audits of the consolidated financial statements of Cray Inc. and Subsidiaries and the effectiveness of Cray Inc. and Subsidiaries’ internal control over financial reporting dated March 15, 2010, appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 2009.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington
March 15, 2010